Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, August 24, 2018

CONTACT:

Meredith Gremel, Vice President, Corporate Affairs & Communications, 616-878-2830

SpartanNash Company Announces Retirement of Ted Adernato,

Executive Vice President and General Manager, Corporate Retail

Tom Swanson to be promoted to Senior Vice President and General Manager, Corporate Retail

GRAND RAPIDS, August 24, 2018 -- SpartanNash Company (NASDAQ: SPTN) today announced that Ted Adornato, Executive Vice President and General Manager, Corporate Retail, plans to retire effective October 6, 2018.

David Staples, SpartanNash’s President and Chief Executive Officer, commented, "Ted’s expertise and leadership during his 15 years with the Company have helped make our corporate retail stores more consumer-driven, competitive and a vital part of our company and the communities we serve. On behalf of the Board of Directors and all of our associates, I thank Ted for his many contributions and wish him all the best in retirement."

Tom Swanson, currently Vice President, Merchandising and Marketing for SpartanNash’s Corporate Retail, will succeed Mr. Adornato as Senior Vice President and General Manager of Corporate Retail.

Mr. Swanson has over 30 years of executive and managerial experience in grocery retailing, including over six years as Vice President of SpartanNash’s Retail-West operations.    Mr. Swanson currently oversees marketing and merchandising for SpartanNash’s 140 corporate owned stores, enabling the company to maximize its expertise as a retailer to build greater connectivity with its distribution customers.

“Tom’s extensive experience leading our retail grocery business has been and will continue to be of great benefit to us as we increasingly invest in strengthening our retail operations,” said Mr. Staples.

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About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 140 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.